Exhibit 99.1

NEWS RELEASE

For Immediate Release

For more information, contact:

David L. Dyckman

636-728-3107

THERMADYNE HOLDINGS CORPORATION

REPORTS PRELIMINARY FOURTH QUARTER 2004 RESULTS

And Announces 10-K Filing will be Delayed

St. Louis, Missouri, March 16, 2005 —Thermadyne Holdings Corporation (OTCBB: THMD) today reported preliminary financial results for the three months and year ended December 31, 2004. Highlights for the quarter are:

•      Solid double digit year-over-year sales growth across all primary brands and markets

•      Encouraging signs of underlying operating improvements

•      Unusual charges adversely impact reported results

•      Initial progress on inventory reduction

As previously reported, the Company was reorganized in May 2003.  Accordingly, results for the periods following the reorganization reflect fresh-start accounting adjustments as required by generally accepted accounting principles (GAAP).  Because of the reorganization, comparisons to the prior year may not be meaningful.

The Company also reported today that it intends to file form 12b-25 to extend the required filing date of its annual report on Form 10-K to provide the Company sufficient time to prepare its financial statements. During its internal review process, the Company identified an issue related to the oversight of its smaller international locations that, due to size, were not subject in the past to the same audit procedures as the more material operations. As a result, the Company conducted more in-depth analysis and audit work at its Brazilian and South African operations which led to the recording of fourth quarter non-cash charges of $3.4 million. This additional work delayed the Company’s completion of its financial statements.

As this issue encompasses 2004 and prior years, the Company has evaluated the potential prior period impact of these non-cash charges and does not believe at this time that they would have a material impact on any of those periods. As such, these changes are included in the fourth quarter of 2004. Should this preliminary conclusion on materiality change, it is possible that the prior period statements might change. It should also be noted that the results reported today are preliminary and unaudited.

Further, while the Company identified this oversight issue through its own internal review and is addressing the inherent control and other issues, management continues to review the implication on the Company’s overall internal control environment. Although management has not completed its internal assessment, it is likely they will conclude that, in aggregate, the Company has a material weakness in its internal controls directly related to this oversight issue.

Fourth Quarter Results of Operations

Net loss for the fourth quarter of 2004 was $9.3 million ($0.70 per share) compared to a net loss of $15.0 million ($1.13 per share) for the same three-month period in 2003. The Company had solid quarterly sales growth domestically and in most international markets, and across all primary brands.  The benefit from this increase in sales was substantially offset by higher raw material prices and increased expenses associated with a rebate program introduced at the beginning of the year.  Net inventory declined $15.1 million during the fourth quarter, excluding an unfavorable currency impact of $4.6 million.

“We continue to be pleased with our sales performance as well as the initial signs of the operational turnaround during the quarter,” said Mr. Paul D. Melnuk, Chairman and Chief Executive Officer.  “Although sales were lower in this seasonally weaker quarter compared to earlier periods in the year, year-over-year growth remained a healthy 11.0%.  Most encouraging however, was achieving the sharp reduction in inventory while maintaining a delivery rate in excess of 85% and improving operating margins versus the third quarter despite lower production volumes and higher spending on Sarbanes-Oxley compliance activities,” he added. “As compared with the prior year’s fourth quarter, reported results reflect the adverse impact of the previously discussed rebate program, higher material prices and the short term impact of product mix changes.”

 “The initial results from our turnaround plan became apparent in the quarter as gross margins excluding rebate costs in the U.S. operations improved to 33.6% from 29.7% in the third quarter despite lower absorption rates attributable to the seasonally slower period and planned inventory reduction,” he added.

“As part of our turnaround initiatives during the quarter, we implemented a U.S. price adjustment, largely completed the rebuilding of a new world class operations management team, implemented a number of cost improvement programs, including a global sourcing team and laid the groundwork to establish ourselves in China with a manufacturing joint venture as well as our own sales and sourcing operations. And, though these initiatives take time to fully develop, I am confident that our management team has the capability to execute our plan as the early successes are demonstrating,” he added.

Net Sales

In the fourth quarter of 2004 the Company began including the rebates attributable to its distributor incentive plans of $4.8 million as a reduction in sales.  Distributor rebates for the fourth quarter of 2003 were $1.7 million and have been reclassified to conform to current year presentation.

Net sales for the fourth quarter of 2004 were $121.8 million, an increase of 11.0% over fourth quarter 2003 net sales of $109.8 million.  U.S. sales increased 10.4% to $60.1 million from $54.5 million in the fourth quarter last year with increases across all major product lines. The growth was attributable to continued strong industrial demand, market share gains, and some new product introductions.  International sales in the fourth quarter 2004 were $61.7 million, an increase of 11.5% over the prior year’s fourth quarter sales of $55.3 million. Excluding the effects of foreign currency fluctuations, international sales increased by 4.3% in the period compared to the prior year, due primarily to increases in Asia-Pacific, South Africa and Latin America.

“We were very pleased that the strong sales growth in the first three quarters was sustained through the end of the year,” said Mr. Melnuk.  “This provides healthy momentum as we head into 2005.”

Gross Margin

Gross margin for the fourth quarter of 2004 was $32.8 million, or 27.0% of sales, compared to $25.7 million, or 23.4% of sales, for the same period in 2003. The fourth quarter 2003 gross margin, excluding a $4.4 million excess inventory write down, a $2.7 million charge associated with a change in product warranty reserve estimate and a $0.6 million charge related to the required write-up of foreign inventory in connection with fresh-start accounting was 30.4%. Gross margin in the fourth quarter of 2004, excluding the impact of charges totaling $3.4 million associated with Brazil and South Africa, was 29.7%. The effect of translating the local currency results of the Company’s international business units into U.S. dollars, which did not affect gross margin expressed as a percentage of sales, resulted in an increase in gross margin of $1.0 million for the fourth quarter of 2004.

In 2004, the benefit of higher sales volume and operational improvements was offset primarily by lower absorption as a result of inventory reduction, an increase in material costs, distributor rebates and the impact of sales mix.  Pricing actions taken in the second half of the year resulted in a margin improvement of approximately $0.6 million for the 2004 fourth quarter compared with the prior year fourth quarter.  Material costs negatively impacted gross margins by approximately $4.7 million relative to the fourth quarter last year.  This increase resulted primarily from:  1) higher prices for copper, brass, steel and in-bound freight totaling $2.9 million, 2) an unfavorable currency impact, mostly attributable to a weaker U.S. dollar, of $0.3 million, and 3) $1.4 million resulting from less favorable product mix.

Fixed overhead spending increased $0.5 million more than would have been expected as a direct result of the increased volumes due primarily to $1.3 million of incremental costs related to operating our distribution facility in Roanoke, Texas, which began operations in 2004.

Selling, General and Administrative Expense

Selling, general and administrative expenses in the fourth quarter of 2004 decreased to $31.7 million, or 26.0% of sales, from $32.1 million, or 29.3% of sales, in the fourth quarter of 2003 despite the $1.2 million increase in regulatory and governance costs, $0.8 million in patent litigation spending and $0.7 million as a result of foreign currency.  Included in the fourth quarter of 2003 was a charge of approximately $1.8 million to increase the allowance for doubtful accounts and higher separation and management incentive compensation of $1.6 million.

Restructuring Costs

Restructuring costs of $0.4 million during the fourth quarter consist of severance costs related to the reorganization of the domestic workforce to improve efficiency and productivity, which began in the third quarter.

Although a non-GAAP measure, the Company believes Adjusted Operating EBITDA (defined as earnings before interest, taxes, depreciation, amortization, other income and expense, costs related to the relocation of certain of the Company’s domestic manufacturing facilities, post retirement benefit expense, and reorganization costs), enhances the reader’s understanding of operating results and is commonly used to value businesses by investors and lenders.  Adjusted Operating EBITDA for the fourth quarter of 2004 was $6.3 million (which includes the impact of the $3.4 million charge related to Brazil and South Africa) compared to $10.9 million for the fourth quarter of 2003.

2004 Results of Operations

Net loss for 2004 was $24.1 million ($1.81 per share). The Company’s results for 2003 consisted of (1) net income (including a $582.1 million gain due to the Company’s reorganization and adoption of fresh-start accounting and a $15.7 million charge for reorganization costs) of $569.0 million ($158.47 per share) for the five months ended May 31, 2003 and (2) a net loss of $17.6 million ($1.32 per share) for the seven months ended December 31, 2003.

Net Sales

In the fourth quarter of 2004 the Company began including the rebates attributable to its distributor incentive plans as a reduction in sales.  Distributor rebates for twelve months ended December 31, 2003 and December 31, 2004 were $6.5 million and $14.4 million, respectively and have been reclassified to conform to current year presentation.

Net sales for the twelve months ended December 31, 2004 were $482.6 million, an increase of 14.9% over net sales of $419.9 million for 2003.  Both U.S. and international sales increased at double-digit rates for the year.  U.S. sales increased 14.8% to $253.0 million from $220.3 million for the year ended December 31, 2003. Strong sales growth was seen across all major product lines and resulted principally from a strong industrial U.S. economy as well as increases in market share. International sales for 2004 were $229.7 million, an increase of 15.0% over prior year sales of $199.7 million. Excluding the effects of foreign currency fluctuations, international sales would have been up 4.7% compared to 2003, which is attributable primarily to increases in Asia-Pacific, Latin America and South Africa.

Gross Margin

Gross margin for 2004 increased 11.8% to $146.8 million, or 30.4% of sales, from $131.3 million, or 31.3% of sales, for the twelve months ended December 31, 2003.  Excluding a $4.4 million excess inventory write-down reflecting a change in working capital strategy, a $2.7 million charge which reflects a change in estimate related to the Company’s product warranty reserve, and a non-cash charge of approximately $2.8 million related to the write-up of foreign inventory in connection with fresh-start accounting, gross margin for 2003 was 33.6%. Gross margin in 2004, excluding the impact of charges totaling $3.4 million associated with Brazil and South Africa, was 31.1%. The effect of translating the local currency results of the Company’s international business units into U.S. dollars, which did not affect gross margin expressed as a percentage of sales, resulted in an increase in gross margin of $6.3 million for 2004 as compared with the prior year.

For the year ended December 31, 2004, the benefit of higher sales volume was largely offset by higher material costs, increased rebates under distributor incentive plans, increased overhead spending, costs associated with the relocation of production to our Denton, Texas facility and, to a lesser extent, lower average realized unit selling prices.  Material costs negatively impacted gross margin by approximately $9.2 million relative to last year.  The overall increase in material costs was attributable to:  1) higher prices for key raw materials such as copper, brass, steel and freight costs totaling $5.8 million, 2) temporary inefficiency costs of approximately $2.1 million related to increased outsourcing in the U.S. of component production and higher in-bound freight costs, and 3) $1.3 million resulting from unfavorable product mix.  Rebates under the modified distributor incentive plan increased to $14.4 million for the twelve months ended December 31, 2004 compared to $6.5 million for 2003.

For the year ended December 31, 2004, overhead spending, primarily for the U.S. operations, increased approximately $4.0 million more than would have been expected as a result of increased production levels.  This is largely attributable to approximately $3.8 million of incremental costs related to establishing and operating the Roanoke, Texas facility. Additionally, other costs of sales increased approximately $1.4 million during 2004 due to the relocation of production to the Company’s Denton, Texas facility. These increases occurred primarily in the first three quarters of 2004 and were compounded by a sharp increase in demand.

Gross margin was also impacted by a net reduction in average unit selling prices of $1.3 million in 2004 as compared with the prior year. Lower prices resulted from actions taken, principally during the first half of the year, to address competitive market conditions and gain additional business. These actions were followed, but not offset, by the Company’s price increases in July and November which primarily reflected the pass through of commodity cost increases impacting the Company.

Selling, General and Administrative Expenses

Selling, general and administrative expenses in 2004 were $123.8 million, or 25.6% of sales, as compared to $112.4 million, or 26.8% of sales, in the prior year.  Included in 2003 was a charge of approximately $1.8 million to increase the allowance for doubtful accounts which resulted from a change in the Company’s working capital strategy.  Selling, general and administrative expenses in 2004 increased $4.8 million as a result of sales and marketing initiatives including the expansion and development of international markets, increased new product development, and other expansion initiatives. Expenses also increased over 2003 by $1.9 million related to Sarbanes-Oxley and other governance costs, $1.3 million related to legal costs associated with patent and trademark matters, $1.8 million associated with improvements made to the Company’s domestic information system and organization, and $3.8 million as a result of changes in foreign currency translation. Expenses in 2004 declined by $2.5 million compared to 2003 resulting from a reduction in separation and management incentive compensation.  The remaining increase in expenses for the year ended December 31, 2004 compared to 2003 relates primarily to expenses that fluctuate with sales, such as commissions.

Restructuring Costs

During the year ended December 31, 2004, the Company incurred $5.9 million of restructuring costs associated with the relocation and consolidation of certain domestic manufacturing facilities, compared to $2.6 million for 2003.  Also included in restructuring charges in 2004 was approximately $2.9 million of severance costs related to reorganizing the domestic workforce to improve efficiency and productivity.

Adjusted Operating EBITDA for 2004 was $43.5 million (which includes the impact of the $3.4 million charge related to Brazil and South Africa) compared to $52.0 million for 2003.

Liquidity and Capital Resources

Operating activities used $13.4 million of cash during 2004, compared to $10.2 million of cash provided during the twelve months ended December 31, 2003. The use of cash by operating activities in 2004 was driven primarily by the increase in demand, particularly in the first half of the year.  Operating assets and liabilities used $17.0 million of cash during the twelve-month period ended December 31, 2004, compared to $13.3 million provided in the twelve months ended December 31, 2003.  The increase in net operating assets and liabilities during 2004 resulted primarily from inventory, which used $13.7 million of cash during the period.  The increase in inventory resulted principally from the sharp increase in demand and the temporary increase in stock as part of the initiative to improve delivery performance.

Cash provided by operating activities during the fourth quarter was $16.4 million compared to $14.4 million in the same quarter last year.  Operating assets and liabilities generated cash of $18.7 million during the fourth quarter, which compares to $21.0 million for the three months ended December 31, 2003.  The cash generated by net operating assets and liabilities during the fourth quarter of 2004 resulted mainly from inventory, which generated cash of $15.1 million during the period.

Capital expenditures were $16.1 million during the year ended December 31, 2004, which is $3.8 million more than was spent during the 2003.

China

On February 5, 2005, the Company received approvals to establish a new wholly owned subsidiary in China as well as the Longxing joint venture. The formation of these entities supports the Company’s initiatives to expand into China and other key international markets as well as adding local Chinese engineering resources to assist with the Company’s global sourcing efforts.

“We are particularly pleased with the progress we have made in establishing our new Chinese ventures,” said Mr. Melnuk. “With Longxing, we are working with a very capable partner that has a well established distribution network that will help the joint venture sell locally-made Thermadyne branded products. With regard to our wholly-owned operation, we are well underway to building our engineering and sourcing teams which will be led by experienced Thermadyne management.”

Mr. Melnuk concluded, “While we are in the very early stages of our China initiative, our direction is clear. China plays an important role in our global strategy and I am enthusiastic about our success in driving this initiative.”

CONFERENCE CALL

Thermadyne will hold a teleconference to discuss the Company’s fourth quarter results on March 16, 2005 at 5:00 EST.

To participate via telephone, please dial:

•  U.S. and Canada:  (877) 313-3171 (Conference ID 4785806)

Those wishing to participate are asked to dial in ten minutes before the conference begins.  For those unable to participate in the live conference call, a recording of the conference will be available from March 16, 2005 at 7:00 P.M. EST until March 23, 2005 at 11:59 EST by dialing (800) 642-1687 or (706) 645-9291. Enter conference ID No. 4785806 followed by the # to listen to the recording.

ABOUT THERMADYNE

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, GenSet® and Cigweld®.  Its common shares trade on the OTC Bulletin Board under the symbol THMD. For more information about Thermadyne, its products and services or to obtain information regarding the March 16th conference call, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the company’s operating results.  These risks and factors are set forth in documents the Company files with the Security and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Reorganized		Reorganized
	Company		Company
	Three Months		Three Months
	Ended		Ended
	Dec. 31, 2004		Dec. 31, 2003

Net sales	$121,824	100.0%	$109,785	100.0%
Operating expenses:
Cost of goods sold	88,988	73.0%	84,072	76.6%
Selling, general and administrative expenses	31,657	26.0%	32,115	29.3%
Amortization of intangibles	823	0.7%	1,039	0.9%
Net periodic postretirement benefits	424	0.3%	687	0.6%
Restructuring costs	426	0.3%	1,516	1.4%
Operating loss	(494)	-0.4%	(9,644)	-8.8%
Other income (expense):
Interest	(6,145)	-5.0%	(3,818)	-3.5%
Amortization of deferred financing costs	(512)	-0.4%	(114)	-0.1%
Other, net	(2,700)	-2.2%	478	0.4%
Loss before income tax provision	(9,851)	-8.1%	(13,098)	-11.9%
Income tax provision (benefit)	(567)	-0.5%	1,903	1.7%
Net loss	$(9,284)	-7.6%	$(15,001)	-13.7%

Basic and diluted loss per share	$(0.70)		$(1.13)

Weighted average shares (basic and diluted)	13,313,973		13,300,000

THERMADYNE HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Reorganized		Reorganized		Predecessor
	Company		Company		Company
	Year		Seven Months		Five Months
	Ended		Ended		Ended
	Dec. 31, 2004		Dec. 31, 2003		May 31, 2003

Net sales	$482,619	100.0%	$250,320	100.0%	$169,617	100.0%
Operating expenses:
Cost of goods sold	335,860	69.6%	179,551	71.7%	109,121	64.3%
Selling, general and administrative expenses	123,771	25.6%	68,603	27.4%	43,825	25.8%
Amortization of intangibles	3,453	0.7%	2,370	0.9%	309	0.2%
Net periodic postretirement benefits	2,250	0.5%	1,488	0.6%	516	0.3%
Restructuring costs	8,820	1.8%	2,087	0.8%	516	0.3%
Operating income (loss)	8,465	1.8%	(3,779)	-1.5%	15,330	9.0%
Other income (expense):
Interest	(21,833)	-4.5%	(9,597)	-3.8%	(8,798)	-5.2%
Amortization of deferred financing costs	(1,418)	-0.3%	(266)	-0.1%	—	0.0%
Other, net	(3,453)	-0.7%	(80)	0.0%	(1,047)	-0.6%
Income (loss) before reorganization items and income tax provision	(18,239)	-3.8%	(13,722)	-5.5%	5,485	3.2%
Reorganization items	—	0.0%	—	0.0%	(15,692)	-9.3%
Gain on reorganization and adoption of fresh-start accounting	—	0.0%	—	0.0%	582,109	343.2%
Income (loss) before income tax provision	(18,239)	-3.8%	(13,722)	-5.5%	571,902	337.2%
Income tax provision	5,836	1.2%	3,829	1.5%	2,939	1.7%
Net income (loss)	$(24,075)	-5.0%	$(17,551)	-7.0%	$568,963	335.4%

Basic and diluted income (loss) per share	$(1.81)		$(1.32)		$158.47

Weighted average shares (basic and diluted)	13,308,590		13,300,000		3,590,286

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Reorganized Company
	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$6,650	$16,784
Accounts receivable, net	93,555	84,079
Inventory, net	118,667	100,070
Total current assets	227,171	211,779
Property, plant and equipment, net	79,014	82,520
Total assets	598,735	509,477

Accounts payable	$39,458	$36,182
Working capital facility and current maturities of long-term obligations	39,602	24,979
Total current liabilities	124,606	101,556
Long-term obligations	206,145	193,399
Total shareholder’s equity	155,558	172,235

THERMADYNE HOLDINGS CORPORATION

UNAUDITED SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands)

	Reorganized Company		Predecessor Company
	Year	Seven Months	Five Months
	Ended	Ended	Ended
	Dec. 31, 2004	Dec. 31, 2003	May 31, 2003

Cash flow from operations	$(13,403)	$13,585	$(3,391)
Capital expenditures	(16,079)	(8,122)	(4,114)
Depreciation and amortization	25,447	16,266	6,380
Increase (decrease) in cash and cash equivalents	(10,134)	3,991	(4,620)

THERMADYNE HOLDINGS CORPORATION

UNAUDITED RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED OPERATING EBITDA

(In millions)

					Predecessor
	Reorganized Company				Company
	Three Months	Three Months	Year	Seven Months	Five Months
	Ended	Ended	Ended	Ended	Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	May 31, 2003
Net income (loss)	$(9.3)	$(15.0)	$(24.1)	$(17.6)	$569.0
Plus:
Depreciation and amortization including deferred financing fees	6.6	8.1	25.4	16.3	6.4
Interest expense	6.1	3.8	21.8	9.6	8.8
Net periodic postretirement benefits	0.4	0.7	2.3	1.5	0.5
Other expense (income)	2.7	(0.5)	3.5	0.1	1.0
Restructuring costs	0.4	1.5	8.8	2.1	0.5
Excess inventory write-down	—	4.4	—	4.4	—
Change in warranty estimate	—	2.7	—	2.7	—
Adjustment to allowance for doubtful accounts	—	1.8	—	1.8	—
Non-cash charge related to fresh-start accounting	—	0.6	—	2.8	—
Information technology project	—	—	—	—	0.9
Separation costs related to change in senior management		0.9	—	0.9	—
Reorganization costs	—	—	—	—	15.7
Provision for (benefit from) income taxes	(0.6)	1.9	5.8	3.8	2.9
Less: Gain on reorganization and adoption of fresh-start accounting	—	—	—	—	(582.1)
Adjusted Operating Ebitda	$6.3	$10.9	$43.5	$28.4	$23.6